Exhibit 99.2

Suite 1301, 13/F, E Building, GT Land Plaza

13 Zhujiang East Road

Guangzhou 510623, P. R. China

T: (86-20) 2805-9088

F: (86-20) 2805-9099

junhegz@junhe.com

MINISO Group Holdings Limited

25F, Heye Plaza, No.486, Kangwang Middle Road

Liwan District, Guangzhou 510140, Guangdong Province

The People’s Republic of China

Re: PRC Legal Opinion on Certain PRC Law Matters

September 23, 2020

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan Region) and are qualified to issue an opinion on the the PRC Laws (as defined below).

We are acting as the PRC counsel to MINISO Group Holdings Limited (the “Company”), a company incorporated under the laws of the Cayman Islands, in connection with (i) the proposed initial public offering (the “Offering”) by the Company of certain number of American Depositary Shares (“ADSs”) in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, and (ii) the Company’s proposed listing of its ADSs on the New York Stock Exchange ((i) and (ii) above collectively, the “Transactions”).

In so acting, we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by the PRC authorities and officers of the Company (“Documents”). In such examination, we have assumed the accuracy of the factual matters described in the Documents will be executed by the parties in the forms provided to and reviewed by us. We have also assumed the genuineness of all signatures, seals and chops, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies, and the truthfulness, accuracy and completeness of all factual statements in the documents.

1.	The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any national, provincial, municipal or local governmental authority, agency or body in the PRC having jurisdiction over any of the PRC Companies.

“Governmental Authorization”	means all consents, approvals, authorizations, permissions, orders, registrations, filings, licenses, clearances and qualifications of or with any Government Agency.

“M&A Rules”	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange of the PRC on August 8, 2006 and as amended by the Ministry of Commerce on June 22, 2009.

“PRC Companies”	means the PRC companies as set out in Schedule attached hereto. “PRC Company” shall be construed accordingly.

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly available in the PRC as of the date hereof.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used herein and not otherwise defined herein shall have the same meanings described in the Registration Statement.

2.	Based upon and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)

Incorporation and Existence of PRC Companies. Each of the PRC Companies has been duly incorporated and is validly existing as a limited liability company and has legal person status under the PRC Laws, and its business license and articles of association are in full force and effect under, and in compliance with the PRC Laws. All the equity interests of each of the PRC Companies are legally owned by its respective shareholders as the shareholding status set forth in the Schedule attached hereto, and to the best of our knowledge after due and reasonable inquiries, such equity interests are free and clear of all security interest, encumbrances, mortgage, pledge, liens, equities or claims. There are no outstanding rights, warrants or options to acquire or instruments convertible into or exchangeable for, nor any agreements or other obligations to issue or other rights to convert any obligation into, any equity interest in any of the PRC Companies. All Governmental Authorizations required for the ownership by the shareholders of their respective equity interests in each of the PRC Companies have been duly obtained.

(2)

Corporate Structure. The descriptions of the corporate structure of the PRC Companies set forth in “Corporate History and Structure” section of the Registration Statement are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respect. The descriptions of the events and transactions set forth in “Corporate History and Structure” section of the Registration Statement, to the extent that such descriptions are related to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects. To the best of our knowledge after due and reasonable inquiries, the transactions of acquisition and restructuring involving the PRC Companies as described in the “Corporate History and Structure” section of the Registration Statement are not in violation of, and immediately after the consummation of the Transactions will not result in violation of, any PRC Laws currently in effect, and no Governmental Authorization or any other necessary steps required under the PRC Laws other than those already obtained is required under the existing PRC Laws for the establishment of such shareholding structures.

(3)

M&A Rules. The M&A Rules, in particular the relevant provisions thereof, purport, among other things, to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of the PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of the PRC.

Based on our understanding of the PRC Laws, we are of the opinion that the CSRC’s approval is not required for the Transactions, including, but not limited to, the listing and trading of the Company’s ADSs on the New York Stock Exchange, in the context of this Offering, given that (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings such as the Transactions are subject to the M&A Rules, and (ii) Miniso (Guangzhou) Co., Ltd. was a foreign-invested enterprise before it was acquired by Miniso Development Hong Kong Limited. However, there can be no assurance that the relevant Governmental Agencies, including the CSRC, would reach the same conclusion.

The statements set forth in the Prospectus under the caption “Risk Factors—Risks Related to Doing Business in China—China’s M&A Rules and certain other PRC regulations establish complex procedures for certain acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” are fair and accurate summaries of the matters described therein, and nothing has been omitted from such summaries that would make the same misleading in any material respect.

(4)

Enforceability of Civil Procedures. There is uncertainty as to whether the courts of the PRC would: (i) recognize or enforce judgments of United States courts obtained against the Company or directors or officers of the Company predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (ii) entertain original actions brought in each respective jurisdiction against the Company or directors or officers of the Company predicated upon the securities laws of the United States or any state in the United States.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between the PRC and the country where the judgment is made or on reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against the Company or the directors and officers of the Company if they decide that the judgment violates basic legal principles, state sovereignty, national security or social public interest.

(5)

Taxation. The statements set forth under the caption “Taxation” in the Prospectus insofar as they constitute statement of PRC tax law, are accurate in all material respects and that such statements constitute our opinion. We do not express any opinion herein concerning any law other than PRC tax law.

(6)

Statements in Registration Statement and the Prospectus. The statements in the Registration Statement and the Prospectus under the headings “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Enforceability of Civil Liabilities,” “Corporate History and Structure,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation,” “Management,” “Related Party Transactions,” “Taxation” and “Legal Matters” (other than the financial statements and related schedules and other financial data contained therein to which we express no opinion), to the extent such statements relate to matters of the PRC Laws or documents, agreements or proceedings governed by the PRC Laws, are accurate in all material respects, and fairly present and fairly summarize in all material respects the PRC Laws, documents, agreements or proceedings referred to therein, and nothing has been omitted from such statements which would make the statements, in light of the circumstance under which they were made, misleading in any material aspect.

3.	This Opinion is subject to the following qualifications:

(1)

This Opinion relates only to the PRC Laws and we express no opinion as to any other laws and regulations. There is no guarantee that any of the PRC Laws, or the interpretation thereof or enforcement therefor, will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(2)

Under the PRC legal or administrative or arbitration system, we have very limited access to the information about the current, pending or threatened legal, administrative or arbitration action, suit, proceeding or claim, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives involving PRC Companies, and are not able to make exhaustive inquiry of the current, pending or threatened legal, administrative or arbitration action, suit, proceeding or claim, regulatory or administrative inquiries or investigations, or other governmental decisions, rulings, orders, demands, actions or initiatives.

(3)

This Opinion is intended to be used in the context which is specifically referred to herein and each section should be looked on as a whole regarding the same subject matter and no part shall be extracted for interpretation separately from this Opinion.

This Opinion is rendered to you for the purpose hereof only, and save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee and its legal counsel) without our express prior written consent, except where such disclosure is required to be made by the applicable law or is requested by the SEC or any other regulatory agencies.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors,” “Enforceability of Civil Liabilities,” “Taxation,” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

[The remainder of this page is intentionally left blank.]

(Signature page)

Yours faithfully,

/s/ JunHe LLP
JunHe LLP

SCHEDULE

List of PRC Companies

1. Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司), wholly owned by MINISO Development Hong Kong Limited;

2. WonderLife (Guangzhou) Design Co., Ltd. (生活优品（广州）设计有限公司), wholly owned by Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司);

3. Miniso International Trade (Guangzhou) Co., Ltd. (名创优品国际贸易（广州）有限公司), wholly owned by Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司);

4. Miniso Youxuan Technology (Guangzhou) Co., Ltd. (名创优选科技（广州）有限公司) , wholly owned by Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司);

5. Miniso (Hengqin) Enterprise Management Co., Ltd. (名创优品（横琴）企业管理有限公司), wholly owned by Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司);

6. Guangdong Song Shu Wo E-commerce Co., Ltd. (广东松鼠窝电子商务有限公司), wholly owned by Miniso Preferred Technology (Guangzhou) Co., Ltd. (名创优选科技（广州）有限公司);

7. Miniso (Wuhan) Enterprise Management Consulting Co., Ltd. (名创优品（武汉）企业管理咨询有限公司), wholly owned by Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司);

8. Guangdong You Chuang Pai E-commerce Co., Ltd. (广东创优派电子商务有限公司), wholly owned by Miniso Preferred Technology (Guangzhou) Co., Ltd. (名创优选科技（广州）有限公司);

9. Miniso (Zhaoqing) Trade Co., Ltd. (名创优品（肇庆）贸易有限公司), wholly owned by Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司);

10. Miniso International (Guangzhou) Co., Ltd. (名创优品国际（广州）有限公司), wholly owned by Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司);

11. Guangdong Jun Cai International Trade Co., Ltd. (广东骏才国际商贸有限公司), wholly owned by Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司);

12. Player One (Guangdong) Technology Co., Ltd. (那是家大潮玩（广东）科技有限公司), wholly owned by Miniso (Guangzhou) Co., Ltd. (名创优品（广州）有限责任公司).